Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made effective this 16th day of March, 2017.

BETWEEN:

GOLDEN QUEEN MINING CO. LTD., a corporation incorporated under the laws of British Columbia, Canada, with its office located at 2300 – 1066 West Hastings Street, Vancouver, British Columbia V6E 3X2.

(hereinafter referred to as the “Company”)

AND:

Guy Le Bel, an individual residing at 405 L’Assomption Blvd, Repentigny, Quebec J6A 1C3

(hereinafter referred to as the “Executive”)

WHEREAS the Company wishes to employ the Executive and the Executive wishes to be employed by the Company on the terms and conditions of this employment agreement (this “Agreement”) as hereinafter provided;

NOW THEREFORE this Agreement witnesseth that in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Article I

TERM

1.1	Commencement of Term: The employment of the Executive shall commence on March 16, 2017 (the “Effective Date”) or such other date as mutually agreed.

Article II

TITLE AND DUTIES

2.1	Title: The Company agrees to employ the Executive as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”), and where appropriate to the board of the Company (the “Board”). As Chief Financial Officer of the Company, the Executive will perform the duties described in the work description set out in Schedule “A” to this Agreement (the “Executive Duties”). The Executive Duties will also include acting as the interim Chief Financial Officer of Golden Queen Mining Company, LLC (“GQM LLC”) until such time as the Company employs his replacement.

2.2	Location: The Executive may provide services from a home office or other agreed office between the Company and the Executive, and will coordinate his duties with staff at the head office of the Company currently located in Vancouver, British Columbia and GQM LLC, in Mojave, California as necessary to properly and diligently perform his duties.

2.3	Time Commitment: Throughout the term of the Executive’s employment with the Company, the Executive shall:

(a)	devote his full working time and attention to the business affairs of the Company,

(b)	be entitled to hold up to four other board positions with the prior approval of the Company’s board of directors (the “Board”) provided there is no conflict of interest and that the Executive’s involvement on other boards do not materially impair his ability to perform his Executive Duties as Chief Financial Officer of the Company. The approval of the Company will not be unreasonably withheld;

(c)	not engage in any business, enterprise or activity that detracts from the due performance of the services the Executive provides or from the reputation of the Company, and

(d)	refer and disclose to the CEO all matters and transactions in which a potential conflict of interest between the Executive and the Company may arise and will not proceed with such matters or transactions until the Company’s express written approval thereof is obtained.

2.4	Fiduciary Duties: The Executive shall serve the Company faithfully and shall use his best efforts to promote its interests and welfare. The Executive accepts that he is a fiduciary and will honour all of his fiduciary duties to the Company both during his employment and after ceasing to be an employee.

2.5	Corporate Policies: The Executive further acknowledges that he is bound to abide by all policies and procedures established by the Company, from time to time, including any code of business conduct, insider trading policy, and other policies and procedures adopted by the Company (including any future revisions of such policy or procedure and code of business conduct), and the Executive shall inform himself as to such policies and procedures. As soon as practicable, the Company will provide the Executive with written notice regarding any new or amended policies, procedures and/or code of business conduct adopted by the Company. In carrying out his duties and responsibilities as an Executive of the Company, the Executive shall comply with all lawful instructions as may from time to time be given by the CEO or the Board as applicable.

Article III

REMUNERATION

3.1	Compensation:

(a)	The Company shall pay to the Executive and the Executive shall accept as compensation for all his services and duties hereunder in the first twelve months of employment, an annual base salary of C$175,000. Subsequent salary reviews shall be conducted by the Company’s compensation committee on an annual basis in January or February, and will depend on the Executive’s performance, industry rates, fiscal performance of the Company and other factors to be determined by such committee in accordance with Company policy.

(b)	The Executive’s salary shall be payable in monthly installments in arrears by cheque or by direct deposit, and payments will be net of required source deductions applicable in the jurisdiction of employment of the Executive.

3.2	Bonus: The Executive will receive a signing bonus in the amount of C$25,000. The Board, based on the recommendation of the Compensation Committee if one is constituted, may elect to award the Executive a performance bonus of up to 50% of the Executive’s annual base salary, based on the Company’s operating results and other agreed targets or objectives determined on an annual basis during the Company’s standard executive compensation review period (the “Target Bonus”).

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3.3	Benefits:

(a)	The Executive will be entitled to participate in the Company’s group benefits plan, to the extent such benefits plan exists, on par with other senior management. The Company reserves the right to change or discontinue a benefit from time to time without notice, in its sole discretion.

(b)	The Company, during the term of this Agreement, will:

(i)	if requested by the Executive provide an iPhone (or equivalent) and a laptop personal computer to the Executive (of the Executive’s choosing with approval from the CEO), which for certainty shall be the property of the Company and returned to the Company immediately upon termination of employment under this Agreement,

(ii)	reimburse the Executive for the cost of internet, cellular, landline, and other reasonable expenses required to perform the Executive Duties;

(iii)	pay or reimburse the Executive for the cost of air travel if necessary and relevant to the performance of the Executive Duties, in accordance with the travel policy, attached to this Agreement as Schedule “B”;

(iv)	pay or reimburse the Executive for annual membership dues or professional association dues if necessary and relevant to the duties of the Executive hereunder;

(v)	pay or reimburse the Executive for professional development course(s), including any required travel expenses, and will provide the time off required to attend professional development course(s), in each case provided that the courses are approved by the Chief Executive Officer or the Compensation Committee or similar committee of the Board.

3.4	Expenses: The Company shall reimburse the Executive for reasonable out-of-pocket expenses actually and properly incurred by him in connection with his duties, and for which evidence of payment is presented to the Company, in accordance with the Company's expense policy, which may be amended from time to time without notice.

3.5	Vacation: The Executive is entitled to four (4) weeks annual vacation including four (4) weeks of vacation in the first year of service. The Executive will however not schedule vacations in a manner that could reasonably be expected to impact the Company’s ability to meet financial reporting requirements or transaction requirements. The Executive may accrue vacation days in accordance with the Company's vacation policy if any is implemented, or by agreement with the Company otherwise. Up to ten (10) unused vacation days from one year may be rolled over into the next year.

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3.6	Stock Options: The Executive will receive an initial grant of 400,002 stock options to purchase common shares of the Company for a period of five years from the date of grant with an exercise price determined at the effective time of this Agreement or as soon thereafter as practical in the event of a company trading blackout. The stock options will vest as follows: 133,334 options at 12 months, 133,334 options at 24 months, and 133,334 options at 36 months. The Executive is also eligible to receive stock options to purchase common shares of the Company based on recommendations of the compensation committee or approval of the Board. Matters relating to the Executive’s stock options shall be governed by the stock option plan of the Company in effect from time to time.

Article IV

TERMINATION

4.1	Termination by Executive: The Executive may, by providing four (4) weeks’ notice in writing to the Company, terminate his employment and this Agreement. Upon receipt of such notice, the Company, in its sole discretion, may, by notice in writing, specify an earlier termination date. All other entitlements, including coverage under the Company’s benefit plan, if any, shall cease as of the termination date.

4.2	Termination by Company With Cause: Notwithstanding anything contained in this Agreement, this Agreement and the employment of the Executive may be terminated for cause without notice of termination or payment in lieu of notice. Without limiting the generality of the foregoing, any breach by the Executive of the covenants contained in Article V below, shall be deemed to be grounds for termination for cause. In such case, the Company shall have no further obligation to the Executive except for payment of all amounts due and owing up to the date of termination. Termination in this paragraph means cessation of employment without regard to any common law notice period.

4.3	Termination by Company Without Cause: The Company may terminate this Agreement and the Executive’s employment without cause at any time by notice in writing stating the last day of employment (the “Termination Date”), such Termination Date being not more than 60 days from the date of notice and upon so doing:

(a)	If the Termination Date occurs on or before six months from the Effective Date, then the Company shall pay the Executive only the following lump sum payments, to be paid within 30 days of the Termination Date, in each case less applicable deductions required by law:

(i)	50% of the annual base salary as at the Termination Date, and
(ii)	50% of the signing bonus;

(b)	If the Termination Date occurs after six months from the Effective Date, then the Company shall pay the Executive only the following lump sum payments, to be paid within 30 days of the Termination Date, in each case less applicable deductions required by law:

(i)	100% of annual base salary as at the Termination Date, and
(ii)	100% of the last annual Target Bonus granted to the Executive, provided that if the Termination Date occurs within the first 12 months from the Effective date and no Target Bonus has been granted, then 100% of the signing bonus,

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in each case less applicable deductions required by law;

(c)	The Executive will receive payment for all accrued unused vacation up to the Termination Date.

(d)	In the event the Executive is a member of the Company’s benefit plan at the time of the termination of his employment without cause, to the extent permitted by the Company’s benefit carrier(s), the Executive will be entitled to receive health and dental benefits continuing for a period that is the shorter of (a) twenty-four (24) months or (b) until the Executive is eligible under a benefits plan with a new employer.

4.4	Termination by the Company Without Cause or Resignation Following a Change in Control: For the purpose of this Agreement, “Change in Control” shall include, but not be limited to the effective date of any of the following:

(a)	the purchase or acquisition of shares of the Company and/or securities (the “Convertible Securities”) convertible into shares of the Company or carrying rights to acquire shares of the Company, as a result of which a person, group of persons or persons acting jointly or in concert (which is expressly hereby agreed shall exclude any member or group comprising members of the Clay family, and/or any affiliated entity thereof (including corporate entities, trusts and tax plans established or controlled by any such member or group), that is currently named or that may in the future be named on a Schedule 13G filing with the SEC) (collectively the “Holder”) beneficially own or exercise control or direction over shares of the Company and/or Convertible Securities such that, assuming only the conversion of the Convertible Securities beneficially owned by the Holders, entitle them to cast more than fifty percent (50%) of the votes attaching to all of the shares of the Company which may be cast to elect directors; or

(b)	an amalgamation, arrangement, merger or other combination of the Company with another company pursuant to which the shareholders of the Company will not immediately thereafter, own shares of the successor or continuing company entitling them to cast more than fifty percent (50%) of the votes attaching to all of the shares in the capital of the successor or continuing company which may be cast to elect directors of that company;

(c)	with the exception of resolutions supported by a majority of the shares held directly or indirectly by members of the Clay family (as disclosed in filings made on Schedule 13G), the removal by extraordinary resolution of the shareholders of the Company of more than 51% of the then incumbent directors of the Company, or the election of a majority of directors to the Company’s board who were not nominees of the Company’s incumbent board at the time immediately preceding such election; or

(d)	a sale of all or substantially all of the Company’s assets to an entity not controlled by the Company.

Change of Control: In the event that the employment of the Executive with the Company is terminated by the Company or its successor without cause, is terminated by the Executive for good reason, or is terminated by the Executive for any other reason after giving at least three (3) months’ notice, in any case within twelve (12) months following a Change of Control, the Executive will be entitled to receive the following:

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(a)	a lump-sum severance payment equal to the sum of (i) twenty-four (24) months’ base salary, (ii) the total Target Bonus and signing bonus paid or granted to the Executive in last 12 months multiplied by two, in each case less applicable statutory deductions,

(b)	any accrued unused vacation time, and

(c)	continuing health and dental benefits coverage for the lesser of (i) 24 months, or (ii) until the Executive is eligible under a benefits plan with a new employer.

For the purposes of the foregoing, a termination by the Executive will be “for good reason” where the Executive is required to accept as a condition to continued employment with the Company (or its successor) without the written consent or agreement of the Executive, any of the following within twelve (12) months following a Change of Control:

(a)	a decrease in base salary and Target Bonus (to the extent a defined bonus has been established by the Company) that would result in a decline of at least 10% of the annual base salary and Target Bonus from the preceding twelve-month period.

(b)	a fundamental change in job description, including duties and responsibilities as set out in Schedule “A”, or a fundamental change in title, unless mutually agreed to between the Company and the Executive.

(c)	a fundamental change in work arrangement such that the Executive will no longer be able to provide the services from a home office or from a mutually agreed office located outside of the Company’s head office, or any other significant change to the conditions of employment that constitute “constructive dismissal” at common law that is not remedied by the Company (or its successor) within thirty (30) days of the Executive providing notice to the Company (or its successor) of the grounds for “constructive dismissal”.

4.5	Treatment of Stock Options upon Termination: If this Agreement is terminated by:

(a)	the Company for Cause, then any stock options the Executive holds will be cease as of the date of cessation of employment without regard to any common law notice period;

(b)	the Company due to a Change in Control, then any stock options the Executive holds may be exercised for a period of twenty-four (24) months from the date of such termination; or

(c)	either the Company or the Executive, for any reason other than termination by the Company for Cause or Change in Control, then the Executive shall have 180 days from the last day of his employment to exercise his stock options under the Company’s Stock Option Plan that have vested as of the Termination Date and which are unexercised as of the Termination Date, and the Executive will not be awarded or have any right to receive, after the Termination Date, any further shares or stock options, damages in lieu of receipt of any further shares or stock options or damages for stock options, bonus shares or other stock options under the Stock Option Plan that would have vested after the Termination Date or termination of this Agreement;

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Termination in this part means cessation of employment without regard to any common law notice period.

4.6	Fair and Reasonable: The parties confirm that the provisions contained in this Article are fair and reasonable, and the parties agree that upon termination of this Agreement pursuant to any of the provisions hereof, the Executive shall have no action, cause of action, claim or demand against the Company or any other person as a consequence of such termination, so long as the Company fulfills its obligations hereunder. In consideration of the terms of this Article, the Executive hereby waives any entitlement which a Court of competent jurisdiction might otherwise grant to the Executive in respect of the termination of his employment, and without limiting the generality of the foregoing, this waiver includes damages which might otherwise be awarded in respect of notice, aggravated damages, punitive damages, damages for mental distress, or for any other claim or damages of any kind whatsoever, arising out of or incidental to the employment relationship or the termination thereof. Without limiting the generality of the foregoing, in the event of termination of employment for any reason, the Executive will not be entitled to any moving or relocation costs.

4.7	Return of Property: On the termination of the Executive’s engagement for any reason, the Executive will immediately return to the Company all property of the Company then in his possession, including any office equipment, automobiles, correspondence, documents, computer disks, notebooks, telecommunications, video and audio equipment and tapes, files and other tangible property.

4.8	Liability Insurance. As Chief Financial Officer of the Company, the Executive will be covered as an insured person under the Company’s director and officer insurance coverage, as in effect from time to time. On the termination of the Executive’s engagement for any reason, the Company, at its sole discretion, may continue to provide the Executive with director and officer insurance coverage, with no set amount in coverage.

Article V

COVENANTS OF THE EXECUTIVE

5.1	Non-Solicitation: The Executive covenants and agrees that he will not, at any time during his employment and for a period of twelve (12) months following the effective date of the termination of his employment with the Company, in any manner, directly or indirectly, solicit investments by and from shareholders holding 10% or more of the Company’s shares during the Executive's period of service, provided that the foregoing restriction shall not apply to solicitations made to members of the Clay family.

5.2	The Executive shall not during the term of this Agreement or for twelve (12) months thereafter, either directly or indirectly (resulting from the introduction or efforts of the Executive), enter into an agreement with, employ, recruit, or solicit the employment of, employees of the Company for the purpose of causing them to leave the employment of the Company or take employment with any business that is in competition in any manner whatsoever with the business of the Company.

5.3	No Conflicting Obligations: The Executive represents and warrants that his employment with the Company does not constitute a breach of any other contractual arrangements between the Executive and any other party, nor is this employment in any way restricted by any such arrangements, written or oral. Further, the Executive covenants that throughout his employment, he will conduct himself in a manner that does not and will not breach any agreement or legal obligation to the Company or to his former employers or any other party. The Executive agrees to indemnify and hold the Company harmless in connection with such representation. Without limiting the generality of the foregoing, the Executive’s performance of this Agreement and as an Executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive prior to his employment with the Company. The Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or other person or entity.

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5.4	Non-Disclosure of Confidential Information: The Executive acknowledges that in the course of carrying out, performing and fulfilling his duties hereunder, and in his employment to date he will have or has had access to detailed confidential information and trade secrets concerning the present and contemplated mineral rights, explorations, projects, ventures, investments, business activities, finances of the Company, services and techniques evolved and used or to be evolved and used by the Company and information concerning the employees, investors and contractors of the Company, including their names, addresses and preferences, (“Confidential Information’), the disclosure of any of which detailed confidential information or trade secrets to competitors of the Company or to the general public would be highly detrimental to the interests of the Company.

5.5	The Executive further acknowledges and agrees that the right to maintain confidential such detailed Confidential Information and trade secrets constitute a proprietary right, which the Company is entitled to protect. Accordingly, the Executive covenants and agrees with the Company that he will not either during the period of his Agreement with the Company or at any time thereafter, disclose any such detailed Confidential Information, trade secrets and other private affairs of the Company nor shall he use the same for any purpose other than those of the Company. The Executive acknowledges and agrees that the restrictions contained herein are reasonable in the circumstances in order to protect the business of the Company and hereby waives any and all defenses to the strict enforcement of them.

5.6	Proprietary Rights: All files, records and books in whatever form relating in any manner whatsoever to the business of the Company, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Company. All such books and records shall be immediately returned by the Executive to the Company on termination of his Agreement without copying such materials in any manner.

5.7	Assignment of Intellectual Property: The Executive further agrees that all works or products which the Executive develops, prepares or works on either individually or on a team during this Agreement or during employment that predated this Agreement (“Work Products”), belong exclusively to the Company. To the extent not previously transferred to the Company, the Executive hereby irrevocably and unconditionally assigns and transfers to the Company any and all right, title or interest he had, has or obtains in and/or to any and all mineral exploration data and interpretations of the potential for discovery of economic mineral deposits of particular styles relating to the present or proposed properties which the Company owns or in which the Company has an interest, including, without limitation, all technical reports, software and documentation related thereto. Further, the Executive hereby irrevocably and unconditionally assigns and transfers to the Company any and all right, title or interest he had, has or obtains in and/or to any inventions, discoveries, works of authorship, designs, programs, documentation and other property (including, without limitation, chemical formulas and processes, computer software and all source code and documentation related thereto) and all intellectual property rights therein (including copyright) relating to the past, present or proposed business of the Company, such that they are now the sole property of the Company, and that the Executive has no further right or claim thereto, whether preceding, during or following the term of the Executive’s contract with the Company. Further, the Executive hereby waives any moral rights or rights of a similar nature he may have in any of the foregoing.

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5.8	The Executive will do all acts necessary or required by the Company to give effect to assignments herein including, without limitation, the execution of any documentation required in order to confirm the Company’s rights in and to any of the foregoing and will assist the Company, at Company’s request and expense, with applications for trade-marks, copyrights, patent rights or other forms of intellectual property protection for Work Products on which the Executive works and/or to which the Executive contributed during his employment by Company. The Executive agrees that all Work Products made or contributed to by his in the course of his employment by the Company constitute “work made in the course of employment” within the meaning of the Copyright Act (Canada) and represents and warrants that all such Work Products, to the extent of Executive’s contribution, are original to him.

5.9	The Executive will upon request of Company, both during this Agreement, after its termination, and at Company's expense, assist the Company in every way with applications for trade-marks, copyrights, mineral rights or other forms of intellectual property protection for Work Products on which the Executive was involved during the term of this Agreement. The Executive will sign all documents reasonably requested for the purpose of the Company establishing its right of ownership to such property without additional compensation to the Executive.

Article VI

CUMULATIVE RIGHTS AND SURVIVAL

6.1	Cumulative Rights: The various rights and remedies of the Company hereunder are cumulative and non-exclusive of one another. The use of or resort to any one such right or remedy shall not preclude or limit the exercise of any other right or remedy by the Company. The provisions of this Agreement shall not in any way limit or abridge the rights of the Company in the obligations of the Executive at common law or under statute, including but not limited to, the laws of unfair competition, copyright, trade secrets and trade-mark, all of which shall be in addition to the Company’s rights and the Executive’s obligations under this Agreement.

6.2	Injunctive Relief: In the event of a breach or anticipated breach of any of the covenants contained in Article 5, it is understood that damages will not only be difficult to ascertain but also would probably be inadequate and thus, the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as the Company may have (including monetary damages if appropriate).

6.3	Survival: Notwithstanding the resignation or termination of the Executive’s employment and this Agreement, Articles 4 through 6 shall survive such termination.

Article VII

NOTICE PROVISIONS

7.1	Address for Service: Except as otherwise expressly provided herein, all notice shall be deemed given if it is in writing and either delivered personally, sent by registered or certified mail, prepaid courier or e-mail, addressed as follows:

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to the Company at:

GOLDEN QUEEN MINING CO. LTD.

Address:	2300 – 1066 West Hastings Street
Vancouver, BC V6E 3X2
Attention:	Thomas M. Clay, CEO
Email:	Thomas.clay@easthillmgt.com

to the Executive at:

Address:	405 L’Assomption Blvd
Repentigny, Quebec J6A 1C3
Attention:	Guy Le Bel
Telephone:	514-654-8550
Email:	glebel@goldenqueen.com

7.2	Change of Address: Any address referred to in this Article 7, may be changed by notice given in accordance with the provisions of this Article.

7.3	Time of Notice: Any notice which is delivered personally shall be effective when delivered and any notice which is sent by telex, email, or pre-paid courier shall be effective on the business day following the day of sending. For the purposes of this Article 7, a business day shall mean any day other than a Saturday, Sunday or statutory public holiday in the Province of British Columbia.

Article VIII

GENERAL

8.1	Entire Agreement: This Agreement, together with the stock option plan, constitutes the entire agreement between the parties pertaining to the employment of the Executive by the Company and cancels and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties. There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, express or implied, whether written or oral that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement.

8.2	Amendment: This Agreement may be amended or supplemented only by a written agreement signed by each party.

8.3	Disclosure: The Company may disclose this Agreement or, any or all provisions of this Agreement, where required by law or pursuant to the rules and policies or other requirements of any stock exchange on which the Company is listed or proposes to list.

8.4	Waiver of Breach: The Company's waiver of a breach by the Executive of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

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8.5	Headings: The division of this Agreement into Articles, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to the Agreement and not to any particular paragraph or subparagraph or other portion hereof, and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, paragraph or a subparagraph are to the corresponding Article, paragraph or subparagraph of this Agreement.

8.6	Governing Law: This Agreement shall be interpreted and governed in accordance with the laws of the Province of British Columbia. It is understood and agreed that all provisions of this Agreement are subject to the requirements of the employment laws in effect in the Province of British Columbia such that if such laws provides for a greater right or benefit than any provision of this Agreement, then the Executive will be paid his entitlement under such laws in lieu other entitlement under this Agreement.

8.7	Arbitration: Unless British Columbia law prescribes a mandatory dispute resolution procedure, the Parties agree that any claims, disputes, controversies or differences which may arise out of or in connection with this Agreement shall be settled by arbitration in Vancouver, British Columbia, Canada, without recourse to the courts in accordance with the provisions of the Arbitrations Act of British Columbia. The decision of the arbitrator shall be final and binding upon the parties and there shall be no appeal therefrom. The Company shall pay the expense of any Arbitration process including the fees of the Arbitrator chosen. Each party will be responsible for their own legal expense incurred in connection with the exercise of the Arbitration provision of this Agreement.

8.8	Successors and Assigns: The Executive acknowledges that his services are unique and personal. The Executive may not assign his rights, or delegate his duties or obligations under this Agreement. The Executive’s rights and obligations under this Agreement shall enure to the benefit of and shall be binding upon the Executive, his heirs, successors and assigns. However, nothing herein shall otherwise affect the right of the Company to transfer the Executive from one subsidiary or affiliate of the Company to another and such change shall not be considered a material change in circumstance which would invalidate the provisions of this Agreement which, in any event, shall survive such transfer. Furthermore, the Company may assign this Agreement to any entity to which the Company sells or transfers assets.

8.9	Severability: In the event that any provision or any part of any provision hereof, is deemed to be illegal, invalid or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by a court of competent jurisdiction, this Agreement shall be construed as not containing such provision or part of such provision and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof. All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

8.10	Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.11	Number and Gender: In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

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8.12	Binding and Legal Effect: The provisions of this Agreement shall be binding upon and to the benefit of each of the parties and their respective successors and assigns. Each of the parties acknowledges that they have had full opportunity to seek independent legal advice in respect of the contents of this Agreement and that they sign this Agreement freely, voluntarily and without duress after having been offered such opportunity.

8.13	Language: The Parties hereto have requested that this Agreement, all correspondence and documentation relating to this Agreement, be written in the English language. Les parties aux présentes ont exigé que la présente entente, de même que toutes correspondances et documentation relative à cette entente, soient rédigées en langue anglaise.

IN WITNESS WHEREOF, the parties have caused this Confidentiality Agreement to be executed by their duly authorized officers as of the date first written above.

GOLDEN QUEEN MINING CO. LTD.

By:

/s/ Thomas M. Clay	/s/ Guy Le Bel
Thomas M. Clay, CEO	Guy Le Bel

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Schedule “A”

Executive Duties

Position:	Chief Financial Officer (the “CFO”)

Business Entity:	Golden Queen Mining Co. Ltd. (the “Company”)

Introduction:

The Chief Financial Officer provides both operational and financial policy support to the Company and its reporting entities. The CFO supervises the finance and administrative functions of the Company and is the chief financial spokesperson for the Company.

The CFO reports to the President and Chief Executive Officer (the “CEO”) with a dotted line responsibility to the Board’s Audit Committee, and directly assists and supports the CEO on all financial strategic and tactical matters that relate to the Company’s business plans, new capital development and the authorization of the commitment of funds for the projects of the Company and its subsidiaries.

Detailed Description of Responsibilities and Duties:

The following is a detailed description of the duties and responsibilities of the CFO:

Overriding Consideration

The CFO is generally responsible for meeting the corporate objectives of the Company as these are periodically developed and approved by the Board in consultation with management.

The Company has one asset and that is the Soledad Mountain Project (the “Project”) that is currently under construction. This is therefore currently and will remain the CFO’s immediate focus.

I.	Financial (Corporate)

•	Oversee the management of all Company financial reporting activities and filings to ensure compliance with government and other regulatory requirements.

•	Develop and maintain systems of internal controls and metrics to safeguard the financial assets of the Company and its subsidiaries.

•	Monitor banking activities and ensure adequate cash flow policies and procedures to ensure cash resources are available for daily operations and the business needs of the Company and its subsidiaries.

•	Act as lead staff member for the Board’s Audit Committee. Oversee the production of reports, statements and cash flow projections for use by executive management and the Board’s Audit Committee.

•	Coordinate audit activities and maintain a strong working relationship with the Company’s auditors.

•	Manage the preparation of corporate tax and entity tax filings, and tax treaty compliance and tax structuring for international and intercompany relationships.

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•	Create and maintain corporate budgets

II.	Financial (Subsidiaries)

•	Develop and maintain a detailed cash flow model for subsidiaries. Create operating budgets and conduct cost analyses of programs.

•	Support the CEO’s and Project-level managers’ ability to make operating decisions by producing cash flow trade-off analyses.

•	Participate in contract negotiations and interpret contractual financial obligations for subsidiaries.

•	Assess the royalty structure that is in place for the Project and assess the ability to manage this activity. Assess and recommend a long-term alternative.

III.	Strategic

•	Develop and direct financial plans to facilitate and achieve the Company’s strategic goals as these are agreed to by the Board and management from time to time.

•	Initiate a first Company growth strategy as a longer-term item as a joint effort with the CEO and the Board.

IV.	Capital Markets

•	Play a lead role in the development of new funding opportunities and cultivate and foster relationships with financiers and lenders.

•	Lead capital market development efforts. Participate in road shows and analyst meetings and build relationships with investors and shareholders.

•	Participate in mergers and acquisition activities as these may arise in the future.

•	Participate in contract negotiations and other business development initiatives, while at all times adequately safeguarding the financial best interests of the Company.

•	Monitor share trading activities on the Canadian and U.S. markets and establish a working relationship with the TSX and the OTCQX.

V.	Corporate Governance

•	The key considerations as these apply to the Project management team on site are the Anti-corruption Policy, the Code of Business Conduct, and the Environmental, Safety and Health Policy. In addition, the CEO and CFO share special responsibility for ensuring that the employees, consultants, and agents of the Company and its subsidiaries understand and abide by the Company’s standards of behavior in financial transactions and the capital markets, which are to meet or exceed all applicable rules and regulations.

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VI.	Administrative

•	Attend Board meetings, present reports and lead committees as required.

•	Develop an IT strategy and manage the IT functions, including the relationship with the technology services provider, and associated costs of technology infrastructure.

•	Develop and maintain an interwoven reporting system with our subsidiaries to assure consistent and co-ordinated reporting on a timely basis.

•	Evaluate and oversee the costs and benefits of all employee programs, with the goal of attracting and retaining qualified staff at all corporate levels.

•	Assess the financial department structure at the Project level and develop and maintain an effective financial team at that level.

VII.	Personal Development

•	Participate in events and seminars to stay informed of any regulatory or financial changes that may impact a public company. Also participate in events and seminars to improve my accounting technical knowledge.

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Schedule “B”

Golden Queen Mining Co. Ltd.

(the “Company”)

Travel Policy

Purpose

This document defines the specific policy to be followed by the Executive when traveling on Company business.

Policy

The Company will pay or reimburse the Officer for the cost of air travel if necessary and relevant to the performance of the Officer’s duties. The Chief Executive Officer must authorize all business trips to be taken by the Officer in advance.

Air Travel

It is the policy of the Company to use the lowest fare wherever possible. Coach or economy class will be used on all domestic flights and international flights, if applicable. All exceptions must receive prior approval from the Chief Executive Officer of the Company.

In certain cases where the Officer’s “in flight” travel time on a one-way trip exceeds 7 hours or where a flight leg on a multi-leg one-way travel route exceeds 4 hours, the Officer may request travel in business class.

Separately, the Officer may on any occasion choose to use personal mileage points and/or personal credit cards to upgrade a coach or economy class ticket provided under this Travel Policy to a business class ticket at the Officer’s sole expense and option.

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